UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2010

SOUTHWEST GAS CORPORATION
(Exact name of registrant as specified in its charter)

California	1-7850	88-0085720
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5241 Spring Mountain Road
Post Office Box 98510
Las Vegas, Nevada		89193-8510
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 876-7237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Southwest Gas Corporation ("Southwest") filed a general rate application with the Arizona Corporation Commission (“ACC”) on November 12, 2010, requesting an increase in authorized operating revenues of $73.2 million, or 9.26%.  The requested increase in operating revenues reflects increased operating costs, investments in infrastructure, and costs of capital, as well as margin attrition due to decreased average usage by customers. Southwest is requesting an overall rate of return of 7.5%, including a return on common equity of 11%.

Southwest's rate case filing also proposes a rate structure to decouple recovery of the Company's fixed costs from fluctuations in usage, both higher and lower, and enable the Company to aggressively advocate for increased energy efficiency by its customers.  The pursuit of increased energy efficiency by customers will be supported by requested approval of a detailed demand-side management implementation plan; the plan will recommend new and expanded conservation and energy efficiency programs and budgets.  The application also proposes to maintain current residential basic service charge levels.

An ACC decision on the general rate case application is expected in early 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS CORPORATION

Date: November 16, 2010
/s/ GREGORY J. PETERSON
Gregory J. Peterson
Vice President/Controller and
Chief Accounting Officer